EXHIBIT 16.1

SPROUSE & ANDERSON, L.L.P.

Accountants and Consultants

November 5, 2007

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We have read the draft Current Report on Form 8-K for Royale Energy, Inc., explaining the termination of the auditor-client relationship, and stating that during the two most recent fiscal years and through November 5, 2007, there were no unresolved disagreements between Sprouse & Anderson, L.L.P., and that all opinions issued by Sprouse & Anderson L.L.P. during that period were unqualified. We agree with these statements.

Very truly yours,

/s/ Sprouse & Anderson, L.L.P.
SPROUSE & ANDERSON, L.L.P.

515 Congress Avenue, Suite 1212        Austin, Texas 78701        (512) 476-0717        Fax (512) 476-0462

www.sprousecpa.com